Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this proxy statement/prospectus that is made a part of the Registration Statement (Form S-4) of New STERIS Limited for the registration of its ordinary shares, and to the incorporation by reference therein of our reports dated May 29, 2014, with respect to the consolidated financial statements and financial statement schedule of STERIS Corporation, and the effectiveness of internal control over financial reporting of STERIS Corporation, included in its Annual Report (Form 10-K) for the year ended March 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 26, 2014